Exhibit 99.1
Monolithic Power Systems
Q3'26 Earnings Commentary

The highest quality power solutions for
Industrial Applications, Telecom Infrastructures,
Cloud Computing, Automotive, and Consumer Applications

Monolithic Power Systems Reports Third Quarter Results on October 29, 2026

Monolithic Power Systems, Inc. (“MPS”) reported its results after market close on October 29, 2026 and will host a question-and-answer webinar at 2:00 p.m. PT / 5:00 p.m. ET. The webinar can be accessed from the Investor Relations section of the MPS website at www.monolithicpower.com.

Q3 2026 Financial Summary	(Unaudited)

GAAP

	Q3'26	Q2'26	Q3'25	QoQ Change	YoY Change
Revenue ($M)	$ 1,202.4	$ 980.6	$ 737.2	22.6%	63.1%
Gross Margin	55.4%	55.2%	55.1%	0.2 pts	0.3 pts
Opex ($M)	$ 307.9	$ 237.2	$ 211.0	29.8%	45.9%
Operating Margin	29.7%	31.0%	26.5%	(1.3) pts	3.2 pts
Net income ($M)	$ 271.1	$ 257.3	$ 179.8	5.4%	50.8%
Diluted EPS	$ 5.51	$ 5.22	$ 3.74	5.6%	47.3%

Non-GAAP

	Q3'26	Q2'26	Q3'25	QoQ Change	YoY Change
Revenue ($M)	$ 1,202.4	$ 980.6	$ 737.2	22.6%	63.1%
Gross Margin	55.7%	55.6%	55.5%	0.1 pts	0.2 pts
Opex ($M)	$ 205.3	$ 177.6	$ 148.3	15.6%	38.4%
Operating Margin	38.6%	37.5%	35.4%	1.1 pts	3.2 pts
Net income ($M)	$ 402.7	$ 320.1	$ 227.1	25.8%	77.3%
Diluted EPS	$ 8.19	$ 6.50	$ 4.73	26.0%	73.2%
Tax Rate	15.0%	15.0%	15.0%	Flat	Flat

Revenue by End Market

	Revenue			% Change		% of Revenue
End Market ($M)	Q3'26	Q2'26	Q3'25	QoQ	YoY	Q3'26	Q2'26
Enterprise Data	$ 506.7	$ 380.6	$ 191.5	33.2%	164.6%	42.1%	38.8%
Storage & Computing	192.2	199.8	186.6	(3.8%)	3.0%	16.0	20.4
Communications	187.4	131.5	79.9	42.5%	134.7%	15.6	13.4
Automotive	180.7	157.1	151.5	15.0%	19.2%	15.0	16.0
Industrial	71.4	54.8	55.3	30.2%	29.0%	6.0	5.6
Consumer	64.0	56.8	72.4	12.6%	(11.6%)	5.3	5.8
Total	$ 1,202.4	$ 980.6	$ 737.2	22.6%	63.1%	100%	100%

Ongoing Business Conditions
In Q3, MPS achieved another significant milestone exceeding $1 billion in quarterly revenue for the first time. Q3 revenue of $1.2 billion was 22.6% higher than the second quarter of 2026 and 63.1% higher than the third quarter of 2025.

During the quarter:

•Our capacity surpassed $6 billion dollars in annual revenue support. We expect to have $8 billion of capacity in place by the second half of 2027 on our way to $10 billion in support of our rapidly expanding business.
In our enterprise data end market:

•We saw strong demand across our existing customers which we expect to continue into 2027.

•In addition, using our in-house developed AI design tools we significantly expanded our customer base in traditional areas, as well as in new applications such as desktop AI designs.
In addition to our rapid Enterprise Data growth:

•In Automotive, we received first orders for our 48V power solutions and expect design wins for 48V and Zonal architectures to be a driver of growth in 2027.
•We started ramping robotics solutions with sensor and motor control products across multiple geographies.
•We landed our first large data converter design win which we expect to ramp 2027.
•We continued to increase our SAM with the ramp of our high speed memory products.
•We continued to build out our high voltage portfolio and began sampling GAN based solutions for use in 800V data center architectures complementing our existing SiC based designs.
Our diversified market strategy remains unchanged:

•MPS focuses on innovation and solving our customers’ most challenging problems.
•We consistently invest in new technologies that open new end markets and applications.
•We continue to transform from a chip-only semiconductor supplier to a full service solution provider.
•We continuously expand and diversify our global supply chain allowing us to capture future growth opportunities, maintain supply stability, and rapidly adapt to market changes as they occur.

“Overall, we see accelerated growth. Our diversified growth strategy is paying off,” said Michael Hsing, CEO and founder of MPS.

Q3 2026 Revenue Results

We had record revenue of $1,202 million in the third quarter, 22.6% higher than the second quarter of 2026 and 63.1% higher than revenue in the third quarter of 2025. Compared with the second quarter of 2026, sales improved sequentially across Communications, Enterprise Data, Industrial, Automotive and Consumer end markets.

In our Communications end market, third quarter revenue of $187.4 million was up 42.5% from the second quarter primarily as a result of higher sales of power solutions for optical modules and switches. Third quarter Communications revenue was up 134.7% year over year. Communications sales represented 15.6% of our total third quarter revenue compared with 13.4% in the second quarter of 2026.

Third quarter Enterprise Data revenue of $506.7 million increased 33.2% from the second quarter. The sequential increase was driven by higher sales of our power management solutions for AI and server applications. Third quarter Enterprise Data revenue was up 164.6% year over year. Enterprise Data revenue represented 42.1% of our total third quarter revenue compared with 38.8% in the second quarter of 2026.
Third quarter Industrial revenue of $71.4 million increased 30.2% from the second quarter primarily as a result of higher sales for power sources. Third quarter Industrial revenue was up 29.0% year over year. Industrial revenue represented 6.0% of our total third quarter revenue compared with 5.6% in the second quarter of 2026.
Third quarter Automotive revenue of $180.7 million increased 15.0% from the second quarter primarily from higher sales of ADAS power solutions. Third quarter Automotive revenue was up 19.2% year over year. Automotive revenue represented 15.0% of our third quarter revenue compared with 16.0% in the second quarter of 2026.
Third quarter Consumer revenue of $64.0 million increased 12.6% from the second quarter. Third quarter Consumer revenue was down 11.6% year over year. Consumer revenue represented 5.3% of our total third quarter revenue compared with 5.8% in the second quarter of 2026.
Third quarter Storage and Computing revenue of $192.2 million decreased 3.8% from the second quarter. Third quarter Storage and Computing revenue was up 3.0% year over year. Storage and Computing revenue represented 16.0% of MPS’s third quarter revenue compared with 20.4% in the second quarter of 2026.
Q3 2026 Gross Margin & Operating Income
GAAP gross margin was 55.4%, 0.2 percentage points higher than the second quarter of 2026. Our GAAP operating income was $357.7 million compared to $303.9 million reported in the second quarter of 2026.

Non-GAAP gross margin for the third quarter of 2026 was 55.7%, 0.1 percentage points higher than the second quarter of 2026. Our non-GAAP operating income was $464.5 million compared to $367.7 million reported in the second quarter of 2026.
Q3 2026 Operating Expenses
GAAP operating expenses were $307.9 million in the third quarter of 2026 compared with $237.2 million in the second quarter of 2026. Non-GAAP operating expenses were $205.3 million, up from $177.6 million in the second quarter of 2026.
The differences between non-GAAP operating expenses and GAAP operating expenses for the quarters discussed here are primarily stock-based compensation and related expenses and deferred compensation plan income (expense).
Total stock-based compensation and related expenses, including approximately $3.7 million charged to cost of goods sold, was $106.3 million in the third quarter of 2026 compared with $53.5 million in the second quarter of 2026.
The Bottom Line
Third quarter 2026 GAAP net income was $271.1 million or $5.51 per fully diluted share, compared with $257.3 million or $5.22 per fully diluted share in the second quarter of 2026.
Third quarter 2026 non-GAAP net income was $402.7 million or $8.19 per fully diluted share, compared with $320.1 million or $6.50 per fully diluted share in the second quarter of 2026.
Third quarter 2026 non-GAAP tax rate of 15% was flat to the second quarter of 2026.
There were 49.2 million fully diluted shares outstanding at the end of the third quarter of 2026.
We repurchased $453.4 million of our stock in the third quarter, compared to $4.0 million in the second quarter of 2026.

Balance Sheet and Cash Flow
Cash, cash equivalents and short-term investments were $1,091 million at the end of the third quarter of 2026 compared to $1,414 million at the end of the second quarter of 2026. For the third quarter of 2026, MPS generated operating cash flow of $289.9 million compared with second quarter of 2026 operating cash flow of $227.9 million.
Accounts receivable at the end of the third quarter of 2026 were $461.6 million, representing 35 days of sales outstanding, which was 3 days higher than the 32 days reported at the end of the second quarter of 2026.
Our internal inventories at the end of the third quarter of 2026 were $764.9 million, up from $675.8 million at the end of the second quarter of 2026. Days of inventory of 130 days at the end of the third quarter of 2026 was 10 days lower than at the end of the second quarter of 2026.

Comparing current inventory levels using next quarter’s projected revenue, days of inventory at the end of the third quarter of 117 days was 2 days higher than at the end of the second quarter of 2026.

Selected Balance Sheet and Inventory Data			(Unaudited)

	Q3'26	Q2'26	Q3'25
Cash, Cash Equivalents, and Short-Term Investments	$ 1,091.2 M	$ 1,413.8 M	$ 1,269.5 M
Operating Cash Flow	$ 289.9 M	$ 227.9 M	$ 239.3 M
Accounts Receivable	$ 461.6 M	$ 343.6 M	$ 241.6 M
Days of Sales Outstanding	35 Days	32 Days	30 Days
Internal Inventories	$ 764.9 M	$ 675.8 M	$ 505.7 M
Days of Inventory (current quarter revenue)	130 Days	140 Days	139 Days
Days of Inventory (next quarter revenue)	117 Days	115 Days	137 Days
Q4 2026 Business Outlook
For the fourth quarter of 2026 ending December 31, we are forecasting:

•Revenue in the range of $1,315 million to $1,385 million.
•GAAP gross margin in the range of 55.2% to 55.8%.
•Non-GAAP gross margin in the range of 55.5% to 56.1%, which excludes the impact from stock-based compensation and related expenses as well as the impact from amortization of acquisition-related intangible assets.
•Total stock-based compensation and related expenses in the range of $121.0 million to $125.0 million including approximately $3.8 million that would be charged to cost of goods sold.
•GAAP operating expenses between $334.0 million and $342.0 million.
•Non-GAAP operating expenses in the range of $216.8 million to $220.8 million. This estimate excludes stock-based compensation and related expenses in the range of $117.2 million to $121.2 million.
•Interest and other income in the range from $7.8 million to $8.2 million before foreign exchange gains or losses.
•Non-GAAP tax rate of 15% for 2026.
•Fully diluted shares outstanding in the range of 48.9 to 49.3 million shares.
Furthermore, in October 2026, our Board of Directors authorized an additional $500 million for stock repurchases, bringing our total current authorization to $1 billion after repurchases made during the third quarter of 2026.

For further information, contact:

Tony Balow
Vice President, Chief Financial Officer
Monolithic Power Systems, Inc.
MPSInvestor.Relations@monolithicpower.com
Safe Harbor Statement

This earnings commentary contains, and statements that will be made during the accompanying webinar will contain, forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, that should not be unduly relied upon, including under the “Q4 2026 Business Outlook” section herein, the quote from our Chief Executive Officer regarding our growth and success of our business strategy, our statements regarding our business focus, expected capacity growth and the timing thereof, expected strong demand across our existing customers into 2027, expected design wins as a driver of growth for our Automotive end market in 2027, increasing sales of robotic solutions across multiple geographies, increasing sales of large data converters in 2027, the continued increase in our SAM through increasing sales of our high speed memory products, the build out of our high voltage portfolio and GAN based solutions, investments in new technologies that open new end markets and applications, and the expansion and diversification of our supply chain to allow us to capture future growth opportunities, maintain supply stability and swiftly adapt to market changes as they occur, including, among other things, (i) projected revenue, GAAP and non-GAAP gross margin, GAAP and non-GAAP operating expenses, stock-based compensation and related expenses, amortization of acquisition-related intangible assets, other income before foreign exchange gains or losses, and fully diluted shares outstanding, (ii) our outlook for the fourth quarter of fiscal year 2026 and the near-term, medium-term and long-term prospects of MPS, including our ability to adapt to changing market conditions, performance against our business plan, our ability to grow despite the various challenges facing our business, our industry and the global economic environment, potential new business segments, our continued investment in research and development (“R&D”), expected revenue growth, customers’ acceptance of our new product offerings, the prospects of our new product development, our expectations regarding market and industry trends and prospects, and our goal to expand our capacity and the impact it may have on our business, (iii) our ability to penetrate new markets and expand our market share, (iv) our ability to reduce our expenses, and (vi) statements regarding the assumptions underlying or relating to any statement described above. These forward-looking statements are not historical facts or guarantees of future performance or events, are based on current expectations, estimates, beliefs, assumptions, goals, and objectives, and involve significant known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed by these statements. Readers of this earnings commentary and listeners to the accompanying conference call are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ include, but are not limited to, continued uncertainties in the global economy, including due to current and potential global conflicts, global tariffs, export controls and retaliatory measures and announcements regarding same, inflation, consumer sentiment and other factors; adverse events arising from orders or regulations of governmental entities, including such orders or regulations that impact our customers or suppliers, and adoption of new or amended accounting standards; adverse changes in laws and government regulations such as tariffs on imports of foreign goods, export regulations and export classifications, and tax laws or the interpretation of same, including in foreign countries where MPS has offices or operations; the effect of export controls, trade and economic sanctions regulations and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets, particularly in China; our ability to obtain governmental licenses and approvals for international trading activities or technology transfers, including export licenses; acceptance of, or demand for, our products, in particular the new products launched recently, being different than expected; our ability to increase market share in our targeted markets; difficulty in predicting or budgeting for future customer demand and channel inventories, expenses and financial contingencies (including as a result of any impact from current and potential global conflicts); our ability to efficiently and effectively develop new products and receive a return on our R&D expense investment; our ability to attract new customers and retain existing customers; our ability to meet customer demand for our products due to constraints on our third-party suppliers’ ability to manufacture sufficient quantities of our products or otherwise; our ability to expand manufacturing capacity to support future growth; adverse changes in production and testing efficiency of our products; any political, cultural, military, regulatory, economic, foreign exchange and operational changes in China, where a significant portion of our manufacturing capacity comes from; any market disruptions or interruptions in our schedule of new product development releases; our ability to manage our inventory levels; adequate supply of our products from our third-party manufacturing partners; adverse changes or developments in the semiconductor industry generally, which is cyclical in nature, and our ability to adjust our operations to address such changes or developments; the ongoing consolidation of companies in the semiconductor industry; competition generally and the increasingly competitive nature of our industry; our ability to realize the anticipated benefits of companies and products that MPS acquires, and our ability to effectively and efficiently integrate these acquired companies and products into our operations; the risks, uncertainties and costs of litigation in which MPS is involved; the outcome of any upcoming trials, hearings, motions and appeals; the adverse impact on our financial performance if its tax and litigation provisions are inadequate; our ability to effectively manage our growth and attract and retain qualified personnel; the effect of epidemics and pandemics on the global economy and on our business; the risks associated with the financial market, economy, global tariffs, export controls and retaliatory measures and announcements regarding same, and geopolitical uncertainties, including current and potential global conflicts; the Company’s ability to timely and adequately remediate its material weakness; and other important risk factors identified under the caption “Risk Factors” and elsewhere in our Securities and Exchange Commission (“SEC”) filings, including, but not limited to, our Annual Report on Form 10-K filed with the SEC on February 27, 2026. MPS assumes no obligation to update the information in this earnings commentary or in the accompanying webinar.
Non-GAAP Financial Measures
This earnings commentary contains references to certain non-GAAP financial measures. Non-GAAP net income, non-GAAP net income per share, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP other income, net, and non-GAAP income before income taxes differ from net income, net income per share, gross margin, operating expenses, operating income, other income, net, and income before income taxes determined in accordance with U.S. Generally Accepted Accounting Principles

(“GAAP”). Non-GAAP net income and non-GAAP net income per share exclude the effect of stock-based compensation and related expenses, which include stock-based compensation expense and employer payroll taxes in relation to the stock-based compensation, amortization of acquisition-related intangible assets, net deferred compensation plan expense, and related tax effects. Non-GAAP gross margin excludes the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and deferred compensation plan expense. Non-GAAP operating expenses exclude the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and deferred compensation plan income (expense). Non-GAAP operating income excludes the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and deferred compensation plan expense. Non-GAAP other income, net excludes the effect of deferred compensation plan expense (income). Non-GAAP income before income taxes excludes the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and net deferred compensation plan expense. Projected non-GAAP gross margin excludes the effect of stock-based compensation and related expenses, and amortization of acquisition-related intangible assets. Projected non-GAAP operating expenses exclude the effect of stock-based compensation and related expenses. These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. MPS utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance and to evaluate and manage its internal business and assist in making financial operating decisions. MPS believes that the inclusion of non-GAAP financial measures, together with GAAP measures, provides investors with an alternative presentation useful to investors’ understanding of MPS’s core operating results and trends. Additionally, MPS believes that the inclusion of non-GAAP measures, together with GAAP measures, provides investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by MPS. See the GAAP to Non-GAAP reconciliations in the tables set forth below.
About Monolithic Power Systems
MPS is a fabless global company that provides high-performance, semiconductor-based power electronics solutions. MPS’s mission is to reduce energy and material consumption to improve all aspects of quality of life and create a sustainable future. Founded in 1997 by our CEO Michael Hsing, MPS has three core strengths: deep system-level knowledge, strong semiconductor design expertise, and innovative proprietary technologies in the areas of semiconductor processes, system integration, and packaging. These combined advantages enable MPS to deliver reliable, compact, and monolithic solutions that are highly energy-efficient, cost-effective, and environmentally responsible, while providing a consistent return on investment to our stockholders. MPS can be contacted through its website at www.monolithicpower.com or its support offices around the world.
Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Monolithic Power Systems, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except par value)

	September 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$560,544	$1,099,302
Short-term investments	530,690	157,243
Accounts receivable, net	461,633	255,626
Inventories	764,879	564,649
Other current assets	54,024	106,982
Total current assets	2,371,770	2,183,802
Property and equipment, net	821,573	627,689
Acquisition-related intangible assets, net	7,929	8,790
Goodwill	25,944	25,944
Deferred tax assets, net	1,183,003	1,182,883
Other long-term assets	262,362	165,091
Total assets	$4,672,581	$4,194,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$236,469	$138,272
Accrued compensation and related benefits	136,528	85,963
Other accrued liabilities	267,657	145,130
Total current liabilities	640,654	369,365
Income tax liabilities	75,022	75,022
Deferred tax liabilities	90,316	90,480
Other long-term liabilities	132,849	127,835
Total liabilities	938,841	662,702
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital: $0.001 par value; shares authorized: 150,000; shares issued and outstanding: 48,792 and 48,709, respectively	690,429	936,998
Retained earnings	3,034,058	2,609,651
Accumulated other comprehensive income (loss)	9,253	(15,152)
Total stockholders’ equity	3,733,740	3,531,497
Total liabilities and stockholders’ equity	$4,672,581	$4,194,199

Monolithic Power Systems, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$1,202,409	$737,176	$2,987,236	$2,039,304
Cost of revenue	536,870	330,948	1,335,562	913,830
Gross profit	665,539	406,228	1,651,674	1,125,474
Operating expenses:
Research and development	140,581	98,173	359,765	286,666
Selling, general and administrative	167,271	112,872	389,176	310,108
Total operating expenses	307,852	211,045	748,941	596,774
Operating income	357,687	195,183	902,733	528,700
Other income, net	8,936	10,392	32,801	27,743
Income before income taxes	366,623	205,575	935,534	556,443
Income tax expense	95,556	25,809	213,943	106,616
Net income	$271,067	$179,766	$721,591	$449,827

Net income per share:
Basic	$5.53	$3.75	$14.70	$9.40
Diluted	$5.51	$3.74	$14.66	$9.37
Weighted-average shares outstanding:
Basic	49,052	47,898	49,097	47,879
Diluted	49,184	48,042	49,230	48,022

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$271,067	$179,766	$721,591	$449,827

Adjustments to reconcile net income to non-GAAP net income:
Stock-based compensation and related expenses	106,288	60,875	208,375	174,966
Amortization of acquisition-related intangible assets	320	320	960	960
Deferred compensation plan expense, net	544	423	1,129	698
Tax effect	24,489	(14,270)	42,043	(3,344)
Non-GAAP net income	$402,708	$227,114	$974,098	$623,107

Non-GAAP net income per share:
Basic	$8.21	$4.74	$19.84	$13.01
Diluted	$8.19	$4.73	$19.79	$12.98

Shares used in the calculation of non-GAAP net income per share:
Basic	49,052	47,898	49,097	47,879
Diluted	49,184	48,042	49,230	48,022

RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Gross profit	$665,539	$406,228	$1,651,674	$1,125,474
Gross margin	55.4%	55.1%	55.3%	55.2%

Adjustments to reconcile gross profit to non-GAAP gross profit:
Stock-based compensation and related expenses	3,702	1,917	7,151	5,538
Amortization of acquisition-related intangible assets	287	287	861	861
Deferred compensation plan expense	261	500	1,731	942
Non-GAAP gross profit	$669,790	$408,932	$1,661,418	$1,132,815
Non-GAAP gross margin	55.7%	55.5%	55.6%	55.5%
RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Total operating expenses	$307,852	$211,045	$748,941	$596,774

Adjustments to reconcile total operating expenses to non-GAAP total operating expenses:
Stock-based compensation and related expenses	(102,586)	(58,958)	(201,224)	(169,428)
Amortization of acquisition-related intangible assets	(33)	(33)	(99)	(99)
Deferred compensation plan income (expense)	72	(3,715)	(6,386)	(7,778)
Non-GAAP operating expenses	$205,306	$148,339	$541,233	$419,469

RECONCILIATION OF OPERATING INCOME TO NON-GAAP OPERATING INCOME
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Total operating income	$357,687	$195,183	$902,733	$528,700

Adjustments to reconcile total operating income to non-GAAP total operating income:
Stock-based compensation and related expenses	106,288	60,875	208,375	174,966
Amortization of acquisition-related intangible assets	320	320	960	960
Deferred compensation plan expense	189	4,215	8,117	8,720
Non-GAAP operating income	$464,484	$260,593	$1,120,185	$713,346
RECONCILIATION OF OTHER INCOME, NET, TO NON-GAAP OTHER INCOME, NET
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Total other income, net	$8,936	$10,392	$32,801	$27,743

Adjustments to reconcile other income, net to non-GAAP other income, net:
Deferred compensation plan expense (income)	355	(3,792)	(6,988)	(8,022)
Non-GAAP other income, net	$9,291	$6,600	$25,813	$19,721
RECONCILIATION OF INCOME BEFORE INCOME TAXES TO NON-GAAP INCOME BEFORE INCOME TAXES
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Total income before income taxes	$366,623	$205,575	$935,534	$556,443

Adjustments to reconcile income before income taxes to non-GAAP income before income taxes:
Stock-based compensation and related expenses	106,288	60,875	208,375	174,966
Amortization of acquisition-related intangible assets	320	320	960	960
Deferred compensation plan expense, net	544	423	1,129	698
Non-GAAP income before income taxes	$473,775	$267,193	$1,145,998	$733,067

2026 FOURTH QUARTER OUTLOOK
RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN
(Unaudited)

	Three Months Ending
	December 31, 2026
	Low	High
Gross margin	55.2%	55.8%
Adjustment to reconcile gross margin to non-GAAP gross margin:
Stock-based compensation and other expenses	0.3	0.3
Non-GAAP gross margin	55.5%	56.1%
RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES
(Unaudited, in thousands)

	Three Months Ending
	December 31, 2026
	Low	High
Operating expenses	$334,000	$342,000
Adjustments to reconcile operating expenses to non-GAAP operating expenses:
Stock-based compensation and other expenses	(117,200)	(121,200)
Non-GAAP operating expenses	$216,800	$220,800